UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 29, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,	94108
San Francisco, California	(Zip Code)
( Address of Principal Executive Offices)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 8.01	Other Events

Warrants were issued in connection with the issuance of our Series D Preferred Stock in our recent strategic transaction, which closed escrow on September 8, 2009, and with the July 31, 2009 Convertible Secured Promissory Note transaction (the “Warrants”).  The Warrants contained a full ratchet antidilution provision, which resulted in the company recording a non-cash warrant liability of approximately $26 million, in accordance with Generally Accepted Accounting Principles (GAAP).  As a result, the company reported a stockholders’ deficit (negative stockholders’ equity) in its Form 10-Q for the quarter ended September 30, 2009.  This resulted in the Company receiving a notice from Nasdaq that it was not in compliance with Nasdaq listing requirements.

On December 29, 2009, Merriman Curhan Ford Group, Inc. issued a press release announcing that the Company has received binding written agreements from 96% and a verbal consent from the remaining 4% of the warrant holders agreeing to amend the Warrants to remove the ratchet provision.  As a result of removing the ratchet provision, the company now records a substantially smaller warrant liability and consequently has stockholders’ equity of a magnitude well in excess of that required to meet NASDAQ listing requirements as of this date.  This will be reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2009.

In consideration for this modification, the Company has agreed to pay the holders of the Warrants $0.005 per warrant share in cash.  This cash payment will be made not later than August 15, 2010, provided the Company has a positive net income for the six month period ending June, 2010.  If net income is not positive for such period, the Company will make the cash payment not later than 45 days following the end of the first quarter in which it has positive net income.

The Company believes that, as of this date, it has regained compliance with NASDAQ’s listing requirements as a result of the removal of the ratchet provision from the Warrants.  Nasdaq will continue to monitor the Company’s compliance with the stockholder’s equity requirement, and, if at the time of filing the Form 10-K for the fiscal year ended December 31, 2009 it does not evidence compliance, the Company may be subject to delisting.

The press release issued on December 29, 2009 regarding the Warrant amendment is attached as an exhibit hereto.

Item 9.01(c)	Exhibits

99.1	Press Release announcing Warrant amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: December 29, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer